Filed Pursuant to Rule 424(b)(3)
    Registration No. 333-223022

OAKTREE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 7 DATED FEBRUARY 19, 2020
TO THE PROSPECTUS DATED APRIL 30, 2019

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Oaktree Real Estate Income Trust, Inc., dated April 30, 2019 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Oaktree Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock as of March 1, 2020;

•	to disclose the calculation of our January 31, 2020 net asset value (“NAV”) per share for each share class; and

•	to provide an update on our current public offering (the “Offering”).
March 1, 2020 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of March 1, 2020 (and repurchases as of February 29, 2020) is as follows:

Transaction Price (per share)
Class S	$10.2171
Class I	$10.2204
Class T	$10.2204
Class D	$10.2204

The transaction price for each of our share classes is equal to such class’s NAV per share as of January 31, 2020. A detailed calculation of the NAV per share is set forth below.

As of January 31, 2020, we had not sold any Class T shares or Class D shares. The transaction price for our Class T and Class D shares is based on our aggregate NAV per share as of January 31, 2020 before assessing stockholder servicing fees for the month of January 2020. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.
January 31, 2020 NAV Per Share
We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. We generally use our prior month’s NAV per share for the purposes of establishing a price for shares sold in our public offering, as well as establishing a repurchase price for our share repurchase program. Our NAV per share, which is updated as of the last business day of each month, is posted on our website at www.oaktreereit.com and is made available on our toll-free, automated telephone line at 833-OAK-REIT (625-7348). The March 1, 2020 transaction price is being determined based on our NAV as of January 31, 2020. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. All of our property investments are appraised annually by third-party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by our independent valuation advisor, which also provides appraisals for our properties on a quarterly basis (for quarters where no third-party appraisal is conducted) and prepares quarterly valuations of our real estate-related debt positions.

The following table provides a breakdown of the major components of our total NAV as of January 31, 2020:

Components of NAV	January 31, 2020
Investments in real properties	$239,102,940
Investments in real estate-related securities	65,010,246
Cash and cash equivalents	40,234,772
Restricted cash	1,503,893
Other assets	2,612,807
Debt obligations	(159,411,000)
Accrued performance fee(1)	(614,745)
Accrued stockholder servicing fees(2)	(49,473)
Dividend payable	(420,423)
Subscriptions received in advance	—
Other liabilities	(18,540,751)
Non-controlling interests in joint ventures	(5,918,400)
Net asset value	$163,509,866
Number of shares outstanding	16,000,574

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of January 31, 2020:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$69,728,068	$93,781,798	$—	$—	$163,509,866
Number of shares outstanding	6,824,629	9,175,945	—	—	16,000,574
NAV Per Share as of January 31, 2020	$10.2171	$10.2204	$—	$—

As of January 31, 2020, we had not sold any Class T shares or Class D shares.

The following table provides a breakdown of the major components of our total NAV as of December 31, 2019:

Components of NAV	December 31, 2019
Investments in real properties	$236,650,941
Investments in real estate-related securities	50,090,670
Cash and cash equivalents	30,081,077
Restricted cash	1,104,943
Other assets	2,110,123
Debt obligations	(159,411,000)
Accrued performance fee(1)	(200,649)
Accrued stockholder servicing fees(2)	(35,809)
Dividend payable	(339,338)
Subscriptions received in advance	(70,000)
Other liabilities	(3,665,192)
Non-controlling interests in joint ventures	(5,314,204)
Net asset value	$151,001,562
Number of shares outstanding	14,997,217

(1)	Includes accrued performance fee that became payable to the Adviser on December 31, 2019, for which, the Adviser has deferred receipt of until December 31, 2020.
(2)
Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of December 31, 2019:

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Total
Net asset value	$58,917,517	$92,084,045	$—	$—	$151,001,562
Number of shares outstanding	5,851,600	9,145,617	—	—	14,997,217
NAV Per Share as of December 6, 2019	$10.0686	$10.0687	$—	$—

As of December 31, 2019, we had not sold any Class T shares or Class D shares.

Status of our Current Public Offering

As of the date hereof, we had issued and sold 16,627,771 shares of our common stock (consisting of 7,451,826 Class S shares and 9,175,945 Class I shares; no Class T or Class D shares were issued or sold as of such date) in the Offering. We intend to continue selling shares in the Offering on a monthly basis.